Exhibit 3.3

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF BTHC XI, INC.

It is hereby certified that:

1.  The name of the corporation (hereinafter called the “Corporation”) is BTHC XI, Inc.

2.  The Board of Directors of BTHC XI, Inc. by unanimous written consent duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing, recommending and submitting said amendment to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation be amended so as to change the name of the Corporation from “BTHC XI, Inc.” to “Anchor Funding Services, Inc.” and that, to that end, the Article numbered “FIRST” of the Certificate of Incorporation of the Corporation be stricken out and deleted in its entirety and the following new Article numbered “FIRST” be substituted in lieu thereof:

“FIRST: The name of the Corporation is Anchor Funding Services, Inc.”

3.  Thereafter the stockholders of said corporation by written consent approved and adopted said amendment.

4.  The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.  The capital of said corporation shall not be reduced under or by reason of said amendment.

In Witness Whereof, said BTHC XI, Inc. has caused this certificate to be signed this 20th day of February, 2007.

BTHC XI, INC.

By:	/s/

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